EXHIBIT 99.1

O.I. Corporation Announces Results for

Second Quarter 2008 and Third Quarter Dividend

College Station, Texas, August 11, 2008 - O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended June 30, 2008, along with a third quarter cash dividend.

For the Second Quarter Ended June 30, 2008

Revenue increased to $8,044,000 for the second quarter of 2008, compared to $6,531,000 for the same period of the prior year. Net income for the quarter totaled $191,000, compared to $302,000 for the second quarter of 2007. O.I. recorded diluted earnings per share of $0.07 in the second quarter of 2008, compared to $0.10 during the same period of 2007.

Bruce Lancaster, Chief Executive Officer and Chief Financial Officer commented:

"Continued strong performance in our laboratory product lines enabled us to generate a 23% growth in revenues for the second quarter of 2008 compared to last year. Our laboratory product sales increased both domestically and in all of the major international regions we serve. Sales of our Purge and Trap sample concentrators were particularly strong compared to the same period last year and we believe we are growing our market share for this product line.

"This sales growth enabled us to double our operating earnings during the second quarter as compared to the same period of 2007. Although our sales and operating earnings for the second quarter were well ahead of last year, our net income declined compared to 2007 due to the previously announced $329,000 write-down in the value of our preferred stock holdings. Subsequent to the end of the quarter, we liquidated our holdings of preferred stocks and corporate bonds due to continued instability in the financial markets. This liquidation resulted in a further loss of approximately $420,000, which will be reflected in our third quarter results."

Don Segers, President and Chief Operating Officer, stated:

"Our second quarter sales and operating earnings were in line with our internal objectives. While we are pleased with our operating performance through the first two quarters, our backlog began to decline at the end of the second quarter. This may indicate a reduction in sales growth over the balance of the year due to the current overall economic decline.

"We remain on course with our three primary initiatives to promote longer-term sales growth. Earlier this year, we completed a strategic alliance with DANI Instruments, S.p.A. which will enable us to broaden our portfolio of laboratory products. We expect the first of these products, a sample introduction thermal desorber, to be available during the third quarter. Our second major project, development of an ion-CCD based miniature mass spectrometer, continues to progress, and we anticipate initial sales by year-end. The third initiative, development of a novel electrochemical oxidation method for our Total Organic Carbon analyzers, also continues to look promising. This innovative, new technology should enable us to expand into process applications during 2009.

"During the second quarter, we repurchased approximately 11,600 shares of our common stock and continued our dividend as part of our on-going effort to return value to our shareholders."

O.I. CORPORATION FINANCIAL HIGHLIGHTS (in thousands, except earnings per share amounts)
	Three Months Ended June 30
	2008	2007
Net revenues	$8,044	$6,531
Income before income taxes	$254	$385
Provision for income taxes	$63	$83
Net income	$191	$302

Basic earnings per share	$0.07	$0.10
Diluted earnings per share	$0.07	$0.10

Third Quarter Dividend

The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per common share payable on August 29, 2008 to shareholders of record at the close of business on August 14, 2008.

About O.I. Corporation:

O.I. Corporation, dba O.I. Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as "may", "will," "anticipate," "believe," "expect," "project," or "intend". All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Copies of our filings with the Securities and Exchange Commission are available at www.sec.gov and at www.oico.com. Please refer to "Part 1, Item 1A - Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2007, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Visit the Company's worldwide web site at: http://www.oico.com

Investor Relations:

Bruce Lancaster

Chief Executive Officer &

Chief Financial Officer

979.690.1711